Media Kelly Henry Director, Corporate Marketing 610.491.7474 news@gsicommerce.com	Investors Steve Somers, CFA Sr. Director, Corporate Development, Investor Relations & Treasury 610.491.7068 ir@gsicommerce.com

GSI Commerce Elects David Rosenblatt to its Board of Directors

KING OF PRUSSIA, Pa., Nov. 4, 2010 – GSI Commerce Inc. (Nasdaq: GSIC), a leading provider of e-commerce and interactive marketing solutions, today announced that former DoubleClick CEO David Rosenblatt has been elected by the company’s board of directors to serve as a director of the company. After selling DoubleClick to Google in 2008 he served as president of Google’s Display Advertising business.

“David is one of the most experienced and successful professionals in the digital marketing and advertising world,” said Michael G. Rubin, founder and chief executive officer of GSI. “His industry and operating experience will undoubtedly help us as we continue to expand and diversify our business.”

Prior to joining DoubleClick in 1997, Rosenblatt, 42, served as an investment banker with S.G. Warburg & Co. in its Hong Kong, London and New York offices. He presently serves on the board of directors for IAC (Nasdaq: IACI), a leading internet company with more than 50 fast-growing, highly-related consumer brands, and is chairman of Group Commerce, a technology start-up venture that enables publishers to sell products and services to their targeted audiences. The appointment of Rosenblatt brings the total number of GSI board members to 10.

“It’s an exciting time to be joining GSI Commerce’s board of directors,” said David Rosenblatt. “The addition of new multichannel marketing strategies and social networking to traditional online advertising is changing the way e-commerce gets done.  I look forward to working with Michael and his leadership team to strengthen the company’s leadership position.”

About GSI Commerce
GSI Commerce® enables e-commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. GSI’s e-commerce services which include technology, order management, payment processing, fulfillment and customer care, are available on a modular basis or as part of an integrated solution. GSI’s Global Marketing Services division provides innovative digital marketing products and services comprised of design through TrueAction and Silverlign, e-mail marketing through e-Dialog, affiliate marketing through Pepperjam, retargeting through Fetchback, mobile marketing through M3 Mobile and database marketing through MBS Insight. Additionally, GSI provides brands and retailers platforms to engage directly with consumers through RueLaLa.com, an online private sale shopping destination, and ShopRunner.com, a members-only shopping service that offers unlimited free two-day shipping and free returns for a $79 annual subscription.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements to be made during the presentation, including those in the tape recording, live audio and live Webcast of the presentation, other than statements of historical fact, are or will be forward-looking statements. Actual results might differ materially from what is expressed or implied by these forward-looking statements. Additional information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.

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